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                                                                   EXHIBIT 2.35

                          IMAGE GUIDED TECHNOLOGIES, INC.
                               STOCK OPTION AGREEMENT
                                  FOR PAUL L. RAY


     STOCK OPTION AGREEMENT between Paul L. Ray (the "Optionee"), and Image Guided Technologies, Inc., a Colorado corporation (the "Corporation").

     1.   OPTION; BASIC TERMS.

          (a)  DEFINITIONS.

               (i) "Code" shall mean the Internal Revenue Code of 1986, as amended.

               (ii) "Non-Statutory Option" shall mean an option other than an incentive stock option described in Section 422 of the Code, the exercise of which generally results in an immediate taxable event.

               (iii) "Change of Control" shall be deemed to have occurred:

                     (1) Upon the consummation, in one transaction or a series of related transactions, of the sale or other transfer of voting power (including voting power exercisable on a contingent or deferred basis as well as immediately exercisable voting power) representing effective control of the Company to a person or group of related persons who, on the date of this Agreement, is not affiliated (within the meaning of the Securities Act of 1933) with the Company, whether such sale or transfer results from a tender offer or otherwise; or

                     (2) Upon the consummation of a merger or consolidation in which the Company is a constituent corporation and in which the Company's shareholders immediately prior thereto will beneficially own, immediately thereafter, securities of the Company or any surviving or new corporation resulting therefrom having less than a majority of the voting power of the Company or any such surviving or new corporation; or

                     (3) Upon the consummation of a sale, lease, exchange or other transfer or disposition by the Company of all or substantially all its assets to any person or group of related persons.

               (iv) "Committee" shall mean the Compensation Committee of the Board.

          (b)  GRANT OF OPTION.

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               (i)   The Corporation hereby grants to the Optionee an option
(the "Option") to purchase 200,000 shares of the Common Stock of the Corporation, upon the terms and conditions set forth below. The date of grant of the Option is February 25, 1999 (the "Grant Date").

               (ii)  This Option is a Non-Statutory Option.

               (iii) The Optionee is an employee ("Employee") of the Corporation.

          (c) EXPIRATION OF OPTION. This Option shall expire on February 24, 2004, subject to earlier expiration pursuant to the provisions set forth in paragraphs 6 and 7 below.

          (b) EXERCISE PRICE. The purchase price for the shares subject to the Option shall be $.56 per share.

     2.   EXERCISABILITY.   Subject to the provisions relating to termination,
death or permanent disability as set forth in paragraph 6 below, this Option shall vest over a three year period, in equal quarterly installments, beginning after six months from Grant Date, I.E., one-sixth of the Option shares shall be exercisable six months after the Grant Date, and one-twelfth of the Option shares shall be exercisable at the end of each quarter thereafter. Under these provisions, the Option is fully exercisable 36 months after the Grant Date. The holder of the Option shall not have any of the rights of a shareholder with respect to the Shares covered by the Option except to the extent that one or more certificates for such Shares shall be delivered to him or her upon the due exercise of the Option.

     3.   METHOD OF EXERCISING OPTION.

          (a) This Option shall be exercisable by written notice in the form attached hereto which shall state the election to exercise the Option, the number of shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder's investment intent with respect to such shares as may be required by the Corporation. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Corporation prior to the expiration of the Option, accompanied by full payment of the purchase price in cash, or, if approved by the Corporation's Board of Directors or the Committee, by tender of stock of the Corporation held for at least 6 months having a fair market value not less than the purchase price or by payment of other consideration. The certificate or certificates for the shares as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option.

          (b) Optionee agrees to have withheld from any remuneration payable to him by the Corporation and/or to pay to the Corporation, at the time of exercise of the Option, an amount which is required to be withheld or paid pursuant to any Federal, State or local tax or revenue laws or regulations, as may be determined by the Corporation; provided, however, the Corporation's Board of Directors on the Committee may, in its discretion, allow the Optionee to elect to pay any withholding taxes payable, in whole or in part, by transferring to the Corporation shares of Common Stock of the Corporation owned by him or by being credited by the


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Corporation for shares he has a right to acquire in the Option being exercised, in which case such certificate shall reflect the number of shares after payment of the taxes.

     4. NON-TRANSFERABILITY. The Option shall not be transferable otherwise than by will or the laws of descent and distribution, and the Option may be exercised, during the lifetime of the Optionee, only by the Optionee or his or her legal representative. The Option shall be null and void and without effect upon any attempted assignment or transfer, except as hereinabove provided, including without limitation, any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition contrary to the provisions hereof.

     5.   RESTRICTIONS AND LEGENDS.

          (a) This Option may not be exercised if the issuance of such shares upon such exercise would constitute a violation of any applicable federal or state securities laws or other law or regulations. As a condition to the exercise of this Option, the Corporation may require the Optionee to make any representation or warranty to the Corporation as may be required by any applicable law or regulation.

          (b) All certificates representing any shares of Common Stock of the Corporation issued upon exercise of this Option may have endorsed thereon the following or similar legend and any other legends if, in the opinion of the Corporation, such legend(s) are necessary for compliance with securities or other applicable laws:

          "These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledged or hypothecated in the absence of an effective registration statement as to the securities under said Act or an opinion of counsel satisfactory to the Corporation that such registration is not required."

     6.   TERMINATION, DEATH, DISABILITY.

          (a) Options shall not become exercisable for additional shares (i.e., no further vesting) following the first to occur of Optionee's termination of employment with the Corporation, death or legal disability (as that term is defined in Section 22(e)(3) of the Code); provided, however, if Optionee is being paid severance by the Corporation pursuant to an employment agreement with the Corporation, his options will continue to vest over such severance period. In no event shall an Option be exercisable after the expiration date set forth in paragraph 1(c) above.

          (b) If Optionee's employment with the Corporation is terminated for cause, the Option shall not be exercisable at any time after such termination. "Cause" shall mean (i) Optionee's commission of a felony, fraud or willful misconduct which has resulted, or is likely to result, in damage to the Corporation, as determined in the sole discretion of the Board or Committee, or (ii) the breach by Optionee of the terms of any non-disclosure or non-competition agreement with the Corporation, as determined in the sole discretion of the Board or Committee.

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     7.   STOCK SPLITS, CHANGE IN CONTROL, ETC.

          (a) In case of any stock split, stock dividend or similar transaction which increases or decreases the number of outstanding shares of the Corporation's Common Stock, appropriate adjustment will be made to the number and price per share of Common Stock which may be purchased under the Option. If any adjustment shall result in a fractional share, the fraction shall be disregarded, and the Corporation shall have no obligation to make any cash or other payment with respect to such a fractional share. Any adjustment shall be made by the Board, whose determination in that respect, and as to whether any adjustment needs to be made, shall be final, binding and conclusive.

          (b) In the event of a Change in Control of the Corporation, all Options granted hereunder which are unvested at the time of the Change of Control shall be immediately vested. All Options outstanding on the date any such event or transaction is consummated, to the extent not assumed by the surviving or acquiring corporation or exercised by the Optionee, shall be terminated and no longer exercisable.

          (c) In the event of a dissolution or liquidation of the Corporation, all Options shall terminate immediately prior to the consummation of such dissolution or liquidation, unless otherwise determined by the Board.

     8. INTERPRETATION. The Board shall have the power to interpret the provisions of this Agreement and all decisions made by the Board in such interpretation shall be binding and conclusive for all purposes. No member of the Board shall be liable for any action taken or decision made by him in good faith with respect to this Agreement and all members of the Board shall, in addition to their rights as directors, be fully indemnified by the Corporation with respect to any such action or determination.

     IN WITNESS WHEREOF, the Corporation has caused this Option Agreement to be duly executed by its officers thereunto duly authorized, and the Optionee has executed this Agreement, all as of the Grant Date set forth in paragraph 1(b)(i) above.

                                 IMAGE GUIDED TECHNOLOGIES, INC.


                                 By:
                                    ------------------------------------------

Date of Execution:               Title:
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                                 ---------------------------------------------
Date of Execution:               Optionee
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                                     EXHIBIT A

                          IMAGE GUIDED TECHNOLOGIES, INC.

                            NOTICE OF EXERCISE OF OPTION


     The undersigned hereby gives notice to Image Guided Technologies, Inc. (the "Company"), of his intent to exercise his right and option to purchase __________ shares of the Company's common stock granted to him pursuant to a Stock Option Agreement dated February 25, 1999 ("Option Agreement").

     [Required representations or warranties.]

     IN WITNESS WHEREOF, the undersigned has executed this Notice this _____ day of _______________, _____.



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                              (Signature)


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                              (Name Printed)


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                              (Social Security Number)